UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 4, 2006

BAY BANKS OF VIRGINIA, INC.

(Exact Name of Registrant as Specified in Charter)

Virginia	0-22955	54-1838100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 S. Main Street, Kilmarnock, Virginia 22482

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (804) 435-1171

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 4, 2006, the Board of Directors of Bay Banks of Virginia, Inc. (the “Company”) declared a second quarter, 2006, dividend of $0.16 per share payable on June 30, 2006, to shareholders of record as of June 16, 2006. On an annual basis, this amounts to $0.64 per share, and a total distribution of approximately $1.5 million.

Along with the second quarter dividend declaration, the Company announced financial results for the first three months of 2006. Notable in this announcement was the Company’s main revenue source, net interest income, after provision for loan losses, which increased by 7.1% for the three-month period ended March 31, 2006, compared to the same period in 2005. Additionally, non-interest income experienced a 9.0% increase over the same quarter last year. For these same periods, net income after taxes increased to $611 thousand, or $0.26 per diluted share, from $604 thousand, or $0.25 per diluted share. Total assets increased to $303 million. Loan balances outstanding increased by 9.0% during the 12-month period from March 31, 2005 to March 31, 2006. Non-interest-bearing checking accounts, which are considered core deposits, increased 7.1% during this same 12-month period.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAY BANKS OF VIRGINIA, INC.

By:	/s/ Austin L. Roberts, III
Austin L. Roberts, III
President and Chief Executive Officer

May 5, 2006

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